EXHIBIT 99.2

FOR IMMEDIATE RELEASE

PLIANT CORPORATION REPORTS SECOND QUARTER 2005 RESULTS

AUGUST 10, 2005

FOR IMMEDIATE RELEASE

PLIANT CORPORATION REPORTS SECOND QUARTER 2005 RESULTS

Pliant Corporation today reported record second quarter sales of $259 million. This represents a 10% increase over the 2nd quarter of 2004 on 3% less volume, measured in pounds. On a sequential basis, sales were essentially flat as compared to the 1st quarter of 2005.

Total segment profit was $25.2 million for the 2nd quarter of 2005, down 2% versus the 2nd quarter of 2004. However, this represents a 16% sequential increase versus the 1st quarter of 2005 on essentially flat sales. This follows a 5% sequential increase in segment profit from the 4th quarter of 2004 to the 1st quarter of 2005 on 2% less sales, measured in pounds. The company continued its plan to sequentially improve its profit rate. However, the 2nd quarter was slightly behind the company's internal profit plan which builds up to $110 million for the full year. Volumes have been light compared to the company's internal plans for the first six months of 2005.

Harold Bevis, President and CEO of Pliant Corporation said, "Pliant continued to make solid progress repositioning itself for a much stronger future and had several key highlights in the 2nd quarter of 2005.

     o The company continued to implement its innovation programs aimed at future top-line wins. R&D spending was up 55% in the 2nd quarter and was up 30% for the first six months versus the same periods of 2004.

     o The company continued to implement its capital spending program aimed at cost reduction, equipment modernization and new products. Capital spending is up 52% versus 2004.

     o The company completed the sale of its Alliant assets to ITW on mutually satisfactory terms.

     o    The  company  completed  the  closure  of  its  Shelbyville,   Indiana
          facility.

     o The company completed an amendment of its 1st lien notes and will avoid further cash interest charges to service this debt.

     o The company took delivery of its first 84 layer pilot line aimed at bringing industry-leading polyolefin and barrier film designs to the marketplace.

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     o    The  company  took  delivery  of key  components  of its  new  Crystal
          Tubular(TM) water quench process line aimed at breakthrough product performance for strength, clarity and cost per square foot.

     o The company secured an additional R&D contract from the government in support of its battery packaging programs.

     o The company has made significant progress in the development of two new technology platforms for personal care applications and is now running about 6 to 8 months ahead of its original plans.

     o All of the company's major capital spending programs aimed at value-added growth are on schedule including: new 10-color printing capacity, new multi-layer cast film capacity, new multi-layer blown film capacity, new electron beam coating capacity, and new specialized bag converting capacity.

     o The company was awarded several key sales wins in the quarter with premier customers. The wins will account for over 32 million pounds of incremental annual sales that will ramp up in the second half of 2005."

LIQUIDITY

Borrowings under the company's revolving credit facility were $39 million at the end of the 2nd quarter, down slightly from $41 million at the end of the 1st quarter. The company made solid cash flow progress - improving its working capital efficiencies while paying for approximately $7 million costs of its 1st lien refinancing. The company has $47 million of unused availability on its revolver.

2005 GUIDANCE UPDATE

The company is very pleased with its operational excellence programs, its repositioning activities and its top-line programs. However, volumes are light in the industry and at Pliant. If this trend persists in the 3rd quarter and/or if the resin environment turns significantly unfavorable, the company may earn less than the existing guidance of $110 million of segment profit for the full year of 2005.

CONCLUSION

Bevis said, "The second quarter was a solid performance by the company and many key milestones occurred as planned. We remain firmly committed to our strategically sound business plan built on innovation, customer service, accretive sales growth and operational excellence."